December 30, 1997

Dr. Geoffrey T. Burnham
Semiconductor Laser International Corporation
15 Link Drive
Binghamton, New York 13904

                  Re: Irrevocable Proxy

Dear Mr. Burnham:

      The undersigned is acquiring _____ shares of Common Stock of Semiconductor Laser International Corporation (the "Company") upon the exercise of its conversion rights of Series A Preferred Stock of the Company owned by the undersigned. In order to assure the continued dedication and efforts on your part on behalf of the Company, which efforts the undersigned considers critical for the success of the Company, the undersigned irrevocably grants to you full voting power over said ______ shares of Common Stock so long as such shares are owned by the undersigned. Such proxy shall terminate with respect to any shares sold or transferred by the undersigned to third parties. Said proxy shall also terminate with respect to all shares at such time that you are no longer the chief executive officer of the Company.

                                         Very truly yours,


                                         ------------------------------
                                         [Name of Stockholder]

Accepted and Agreed:


-----------------------------
Dr. Geoffrey T. Burnham

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